EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 35.81 Percent Increase in First Quarter Net Income

BOWIE, Md., April 29, 2008 (PRIME NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income increased $117,291 or 35.81% to $444,833 or $0.11 per basic and diluted common share for the three month period ending March 31, 2008 compared to $327,542 or $0.08 per basic and diluted common share for the same period in 2007.

Total assets increased $13.4 million or 5.46% to $258.6 million on March 31, 2008 compared to the December 31, 2007 level of $245.2 million. For the three month period ended March 31, 2008, total loans increased $1.3 million (0.64%) to $203.2 million compared to the $201.9 million reported at December 31, 2007. For the twelve month period, loans increased $45.2 million (28.61%) compared to the $158.0 million reported at March 31, 2007. During the 1st quarter, we received approximately $9 million in loan payoffs that negatively impacted our loan growth for the period. These payoffs were primarily attributable to a significant slowdown in the real estate market.

Mr. Cornelsen stated: "Despite the challenging economic environment and the uncertainties faced by our industry, I am pleased to report continued sound financial performance for the first quarter of 2008. Although the challenges faced by the real estate industry in our market in the prior twelve months negatively impacted loan growth during the quarter, we were able to grow loans 28.61% over the prior year while maintaining the quality in our loan portfolio. We ended the quarter with two non-performing loans totaling $1.1 million and no loans past due more than 30 days. We also do not have any investments or substantive loans comprised of sub-prime mortgages. We believe that most of our commercial clients, even those that directly or indirectly serve the building industry, remain financially strong. Considering our current backlog of credits approved or in the underwriting process, we anticipate that loan growth will improve during the year.

"As of September 30, 2007, we reported that we had one non-performing loan in the amount of $127,000. The foreclosure process on the property that secured this loan was completed in January. Because of the large number of foreclosures in the court system, we have not yet received repayment from this foreclosure. We anticipate we will receive payment in full (including costs) during the second quarter of 2008. As of December 31, 2007, we reported that the borrower on the second non-performing loan filed for bankruptcy protection in November 2007. During the bankruptcy proceedings, we discovered that the borrower provided the bank with fraudulent financial statements. A commercial real estate property secures this loan. The loan to value at inception of this loan was 80%. During the first quarter, the borrower began remitting payments and advised us that the borrower will make all past due interest and principal current prior to March 31, 2009. We do not expect to incur any losses on this loan.

"As a result of the minimal growth, the continued quality in the loan portfolio and the imminent resolution of the non-performing loans mentioned above, we decreased the loan loss provision $17,600 during the three month period to $38,400 compared to $56,000 for the three month period ended March 31, 2007. Non-interest expense for the first quarter of 2008 increased $42,343 (2.49%) to $1,745,310 from $1,702,967 for the three month period ended March 31, 2007. This was primarily because of a $69,484 increase in occupancy expense. This was caused by the expenses associated with the operations of our new Greenbelt branch that we opened in June 2007 and the opening of our College Park branch in February 2008. The decline in salary expenses was a result of the closing of the marine division at the end of the third quarter 2007 which was offset by the staffing requirements in our new branches and the new loan officers hired in the second and fourth quarters of 2007.

"At quarter end, the Greenbelt branch had approximately $13.9 million in deposits and the College Park branch had approximately $30.6 million in deposits. We plan to continue to identify and establish new branch locations that will support our long term growth plans. As we previously announced, in 2008, we plan to open our 8th branch in Fairwood Office Park in Bowie, Maryland. We also expect that we will open our 9th branch location in Annapolis, Maryland. We anticipate these branches will allow us to achieve our strategic objective of becoming the premier community bank on the eastern side of Washington, D.C."

At December 31, 2007, the allowance for loan losses was $1.6 million or 0.78% of gross loans compared to $1.6 million or 0.79% of gross loans at March 31, 2008. Historically, we have had minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins. The recent and rapid Federal Reserve interest rate reductions directly impacted our net interest margin which decreased to 3.84% for the quarter compared to 3.97% for the prior year quarter. We anticipate some modest expansion to the net interest margin over the next six months provided that the Federal Reserve does not continue to implement rapid Federal Funds decreases.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and four additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to payment of non-performing loans, expansion of the net interest margin, loan growth, our long term goals and plans and the opening of future branches, constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.'s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

               Old Line Bancshares, Inc. & Subsidiary
                     Consolidated Balance Sheets

                                            March 31,      December 31,
                                              2008             2007
 ----------------------------------------------------------------------
                                          (Unaudited)

                                Assets

  Cash and due from banks                $   4,394,513    $   3,172,089
  Federal funds sold                        16,260,451        9,822,079
                                         -------------    -------------
      Total cash and cash
       equivalents                          20,654,964       12,994,168
  Time deposits in other banks               2,000,000        2,000,000
  Investment securities
   available for sale                        6,003,112        9,393,356
  Investment securities held
   to maturity                               9,543,082        2,301,591
  Loans, less allowance for
   loan losses                             203,221,267      201,941,667
  Restricted equity securities
   at cost                                   2,126,550        2,080,250
  Investment in real estate LLC                818,967          805,971
  Bank premises and equipment                4,484,744        4,207,395
  Accrued interest receivable                  975,295          918,078
  Deferred income taxes                        140,309          161,940
  Bank owned life insurance                  7,851,470        7,769,290
  Other assets                                 751,252          637,570
                                         -------------    -------------
                                         $ 258,571,012    $ 245,211,276
                                         =============    =============

                 Liabilities and Stockholders' Equity

  Deposits

    Noninterest-bearing                  $  34,739,228    $  35,141,289
    Interest-bearing                       152,032,664      142,670,944
                                         -------------    -------------
      Total deposits                       186,771,892      177,812,233
  Short-term borrowings                     21,836,844       16,347,096
  Long-term borrowings                      15,000,000       15,000,000
  Accrued interest payable                     578,253          693,868
  Income tax payable                            78,416          238,226
  Other liabilities                            644,484          488,599
                                         -------------    -------------
                                           224,909,889      210,580,022
                                         -------------    -------------
  Stockholders' equity
    Common stock, par value
     $.01 per share; authorized
     15,000,000 shares;
     issued and outstanding
     3,907,450 in 2008, and
     4,075,849 in 2007                          39,074           40,758
    Additional paid-in capital              29,126,022       30,465,013
    Retained earnings                        4,478,645        4,155,232
                                         -------------    -------------
                                            33,643,741       34,661,003
    Accumulated other comprehensive
     income                                     17,382          (29,749)
                                         -------------    -------------
                                            33,661,123       34,631,254
                                         -------------    -------------
                                         $ 258,571,012    $ 245,211,276
                                         =============    =============

                Old Line Bancshares, Inc. & Subsidiary
                   Consolidated Statements of Income
                             (Unaudited)

                                                 Three Months Ended
                                                      March 31,
                                               2008             2007
 ----------------------------------------------------------------------
 Interest revenue
   Loans, including fees                   $ 3,503,684      $ 2,880,557
   U.S. Treasury securities                     22,487           31,575
   U.S. government agency
    securities                                  25,532           80,360
   Mortgage backed securities                   18,059           13,915
   Municipal securities                         24,917           26,978
   Federal funds sold                          126,378          373,465
   Other                                        49,385           21,288
                                           -----------      -----------
      Total interest revenue                 3,770,442        3,428,138
                                           -----------      -----------
 Interest expense
   Deposits                                  1,334,837        1,360,514
   Borrowed funds                              206,072          106,244
                                           -----------      -----------
      Total interest expense                 1,540,909        1,466,758
                                           -----------      -----------
      Net interest income                    2,229,533        1,961,380

 Provision for loan losses                      38,400           56,000
                                           -----------      -----------
      Net interest income after
       provision for loan losses             2,191,133        1,905,380
                                           -----------      -----------
 Non-interest revenue
   Service charges on deposit
    accounts                                    72,952           70,920
   Marine division broker
    origination fees                                --           77,674
   Earnings on bank owned life
    insurance                                   91,603           67,350
   Income (loss) on investment in
    real estate LLC                             12,896            9,768
   Other fees and commissions                   54,987           40,195
                                           -----------      -----------
      Total non-interest revenue               232,438          265,907
                                           -----------      -----------
 Non-interest expense
   Salaries                                    734,931          754,171
   Employee benefits                           269,453          284,814
   Occupancy                                   279,922          210,438
   Equipment                                    70,475           61,446
   Data processing                              61,252           59,440
   Other operating                             329,277          332,658
                                           -----------      -----------
      Total non-interest expense             1,745,310        1,702,967
                                           -----------      -----------
 Income before income taxes                    678,261          468,320

 Income taxes                                  233,428          140,778
                                           -----------      -----------
 Net income                                $   444,833      $   327,542
                                           ===========      ===========
 Basic earnings per common share                $ 0.11           $ 0.08
 Diluted earnings per common share              $ 0.11           $ 0.08

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544